Exhibit 11.1

Woori Financial Group : Code of Ethics

As a leading financial group in Korea, Woori Financial Group aspires to become a financial group that empowers its customers, shareholders, employees, as well as the future of our nation and society. Through ethical management, we strive to contribute to the national economy and the development of society. We hereby establish and actively implement this Code of Ethics in order to fulfill our role and responsibilities as a top-class financial group in Korea leading the global finance industry.

This Code of Ethics applies to all subsidiaries of Woori Financial Group and its employees, and each subsidiary may implement its own Code of Conduct so long as it remains consistent with this Code. In addition, Woori Financial Group encourages all stakeholders in its business and transaction relationships, including its suppliers and service providers, to fully understand and follow the spirit and content of this Code and the Code of Conduct.

Chapter 1. Ethics for Customers

Woori Financial Group considers the happiness and trust of its customers to be its first priority and aims to stand by its customers at all times.

1.Customers are essential to the existence and growth of Woori Financial Group. We thus value the happiness and trust of our customers, and think and act with a customer-centered mentality.

2. To protect the legitimate interests and property of our customers, we shall fulfill our fiduciary duty as good managers.

3. We will not engage in any activities that may potentially harm the interests of our customers, and will uphold the confidentiality of customer information and not allow such information to be disclosed outside Woori Financial Group or to be used for other purposes without their consent.

Chapter 2. Ethics for Shareholders

Woori Financial Group respects its shareholders’ rights and strives to provide shareholders with the highest value.

1. We will attain our shareholders’ trust by pursuing reasonable profits through rational business operations, responsible management and fair business practices.

2. We shall maximize shareholder investment value by realizing stable and sound profits, and ensure that shareholders can exercise their legitimate rights to the furthest possible extent.

3. All shareholders shall be treated fairly and equally, and management decisions shall be based on the interests of all shareholders so that their interests or rights are not unduly infringed upon.

4. We shall provide necessary information to shareholders in a timely and fair manner in accordance with the relevant laws and regulations, and shall not provide any undisclosed information to specific shareholders.

5. We will maintain the accuracy and reliability of accounting data by recording and managing it in accordance with generally accepted accounting principles. We will prevent the risk of financial incidents in advance by operating effective risk management and internal control systems.

6. We will endeavor to realize the fair value of Woori Financial Group by means of rational decision-making and transparent management activities.

Chapter 3. Ethics for Employees

Woori Financial Group considers its employees to be its most valuable assets, and strives to make the group a workplace that they can take pride in and where their dreams and futures are guaranteed.

1. We shall establish a system to treat each employee with dignity as an individual and to help them perform their duties in a fair manner.

2. We shall provide the necessary resources and environment for all of our employees to maximize their capabilities, and will evaluate and compensate them fairly and reasonably according to their skills and performance.

3. We will provide a place where a balance between work and life can be achieved, and foster a pleasant work environment to promote the health and safety of all our employees.

4. When employees recognize and report unjust activities that are in violation of the relevant laws or our Code of Ethics, we will ensure the strict confidentiality of the reporter and guarantee that no disadvantage is brought upon them as a result of the act of reporting the violation.

Chapter 4. Ethics for the Nation and Society

Woori Financial Group fulfills its social responsibilities and contributes to the development of the national economy and society.

1. As a financial group that fulfills its social responsibilities, we will contribute to the development of the national economy through job creation and diligent tax payment.

2. We recognize that compliance with the law is the minimum standard for the performance of our business, and will take the initiative in establishing a fair financial order in compliance with the overall laws and market order.

3. We shall respect diversity in social values and customs, dismiss all social irregularities that hinder sound business activities, and fulfill our corporate social responsibility and role by means of education, culture, social welfare and other projects.

4. We recognize that protecting the natural environment is a prerequisite for the sustainable future of society, and thus will comply with environmental laws while actively participating in environmental protection activities.

5. We will not violate the principal of political neutrality by expressing opinions that support certain political parties or candidates or by sponsoring them, and political contributions or charitable donations will be made in compliance with the relevant laws and regulations.

6. We shall establish mutually beneficial relationships with partner companies and trading partners, and contribute to a fair society by pursuing joint development.

7. As a member of the international community, we shall observe its norms and respect the laws, customs and culture of the countries in which we operate.

Chapter 5. Work Ethics for Employees

All employees are committed to their roles and duties based on our ethical management philosophy, and are held responsible for any violations of the Code of Ethics.

1. Employees shall do their best to adopt an ethical management philosophy and act accordingly. Employees will keep in mind that their individual actions shape the ethical reputation of Woori Financial Group and determine the future of our company. Employees shall therefore make sound judgments and act properly based on the principles of integrity and trust.

2. Employees shall strive to avoid conflicts of interest with the company or its customers, and to act in the best interests of the company and its customers when such conflicts do arise.

3. Employees shall not engage in unfair transactions for personal gain by using undisclosed internal information acquired in the course of business or by providing undisclosed information to a third party without due process.

4. Employees shall not use the tangible or intangible assets of the company, such as company property, intellectual property rights, trade secrets, etc. for any purpose other than their intended business purposes.

5. Employees shall not take advantage of their positions of authority to obtain benefits such as money or entertainment from stakeholders such as trading companies, nor make unreasonable demands or offer benefits to stakeholders.

6. Employees shall not engage in inappropriate behavior including sexual harassment, abuse, or assault through physical, verbal or visual acts.

[Supplementary Provisions]

In the event that employees detect a violation of this Code of Ethics or the Code of Conduct, they shall report it to the compliance support or internal audit department without delay.

The compliance support department of Woori Financial Group may examine the compliance status for this Code of Ethics and the Code of Conduct

In the event that employees make decisions or actions not in compliance with the Code of Ethics or the Code of Conduct, they may be subject to investigation according to the relevant internal regulations, and disciplinary actions may be taken against them.

Established Jan. 11, 2019

Revised on April. 23, 2021